Exhibit 23.4

Consent of Independent Registered Accounting Firm

We agree to the inclusion in the Form S-1 Registration Statement dated November 18, 2022, of our report, dated September 9, 2022, on our audits of the combined financial statements of Grey Rock Energy Fund III-A, LP and its subsidiaries, Grey Rock Energy Fund III-B, LP, Grey Rock Energy Fund III-B Holdings, LP and its subsidiaries and Grey Rock Preferred Limited Partner III, L.P. as of December 31, 2021, and 2020, and for each of the years in the three-year period ended December 31, 2021. We also consent to the references to our firm under the caption “Experts”.

/s/ FORVIS, LLP

(Formerly, BKD, LLP)

Dallas, Texas

November 18, 2022